Exhibit  99.1

DRS TECHNOLOGIES PROMOTES ROBERT F.

MEHMEL TO CHIEF OPERATING OFFICER

PARSIPPANY, N.J., May 16 — DRS Technologies, Inc. (NYSE: DRS) announced today that Robert F. Mehmel has been promoted to executive vice president and chief operating officer of the corporation. In this position, Mr. Mehmel will provide oversight of all of the company’s domestic and international operations.

“Through effective leadership in the development and implementation of strategic planning goals, oversight of the company’s operational review process, and merger and acquisition activities, Bob has demonstrated an unwavering commitment to our corporate initiatives for revenue growth and increased profitability,” said Mark S. Newman, DRS’s chairman, president and chief executive officer. “Bob has played a critical role in the company’s standing in the defense and aerospace business over the past several years. I am confident in his ability to direct DRS’s operations and to continue to significantly contribute to our company’s success.”

Over the past several years, DRS has grown to become a highly diversified defense technology provider and one of the fastest growing defense technology companies in the world, with fiscal 2007 revenues expected to approach $3 billion.

Mr. Mehmel joined the company in January 2001 as executive vice president, business operations and strategy and has over 20 years of experience in corporate development, finance and strategic planning in the aerospace, defense and high-technology industries. At DRS, he has been responsible for the review and analysis of corporate-wide operational activities, as well as the development and implementation of strategic planning initiatives to ensure the achievement of long-term business objectives. He also has led the efforts for identification, analysis and qualification of acquisition candidates and the management of post-acquisition integration efforts. His position has placed emphasis on the evaluation of internal and external growth strategies, and the operational oversight of bids and proposals, research and development, capital investments and facilities planning.

Before joining DRS, Mr. Mehmel was director, corporate development, at Jabil Circuit, Inc. (NYSE: JBL). Prior to that, he was vice president, planning, at L-3 Communications Holdings, Inc. (NYSE: LLL). Earlier, Mr. Mehmel held various positions in divisional and corporate management with Lockheed Martin Corporation (NYSE: LMT), Loral Corporation and Lear-Siegler, Inc.

Mr. Mehmel earned a bachelor of business administration degree in accounting from Iona College and is a member of the board of directors of United Industrial Corporation (NYSE: UIC).

DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

For more information about DRS Technologies, please visit the company’s web site at http://www.drs.com.

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For information, contact:
DRS Technologies, Inc.
Corporate Communications and Investor Relations
Patricia M. Williamson
(973) 898-6025
p.williamson@drs.com
or
Media Relations
Richard M. Goldberg
(973) 451-3584
goldberg@drs.com